EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements and related Prospectuses of Dollar General Corporation listed below of our report dated March 18, 2002 (except for the seventh paragraph of Note 8, as to which the date is April 1, 2002) with respect to the consolidated financial statements of Dollar General Corporation included in this Annual Report on Form 10-K for the year ended February 1, 2002:

         Form S-4, Registration No. 333-42704 pertaining to the offer to exchange up to $200,000,000 of 8 5/8% Exchange Notes due June 15, 2010 for any and all outstanding 8 5/8% Notes due June 15, 2010.

         Form S-3, Registration No. 333-56810 pertaining to the issuance by the Turner Children Trust of 12,556,014 shares of common stock.

         Form S-3, Registration No. 333-80655 pertaining to the Dollar General Direct Stock Purchase Plan.

         Form S-3, Registration No. 333-50451 pertaining to the issuance of 7,500,000 shares of common stock which may be distributed to holders of the Structured Yield Product Exchangeable for Stock ("STRYPES") of and issued by the Dollar General STRYPES Trust.

         Form S-8, Registration No. 333-93309 pertaining to the Supplemental Executive Retirement Plan and the Compensation Deferral Plan.

         Form S-8, Registration No. 333-65789 pertaining to the Dollar General Corporation 401(k) Savings and Retirement Plan.

         Form S-8, Registration No. 333-09448 pertaining to the 1998 Stock Incentive Plan.

         Form S-8, Registration No. 333-00141 pertaining to the 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Outside Directors.

                                                           /s/ Ernst & Young LLP
                                                          ----------------------
                                                               Ernst & Young LLP

Nashville, Tennessee
March 28, 2002